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                              EXHIBIT 23


                         SPARTON CORPORATION



                   CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Sparton Corporation of our report dated August 28, 1998, included in the 1998 Annual Report to Shareowners of Sparton Corporation and subsidiaries.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-43703) pertaining to the Sparton Corporation 1989 Stock Option Plan of our report dated August 28, 1998, with respect to the consolidated financial statements of Sparton Corporation and subsidiaries incorporated by reference in this Annual Report (Form 10-K) for the year ended June 30, 1998.


                                                   /s/ ERNST & YOUNG LLP





Toledo, Ohio

September 28, 1998



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